State of Delaware
Office of the Secretary of State

I, Edward J Freel, Secretary of State of the State of Delaware, do Hereby certify the attached is a true and correct copy of the Certificate of Incorporation of "Engenyous Technologies Inc", filed in this office on the seventh day of April A.jD. 1998, at 9 o'clock a.m.




Stamp         Edward J. Freel, Secretary of State
         2881376 8100        Authentication: 9210250
         981280438      Date: 07-22-98






                        State of Delaware
                        Secretary of State
                        Division of Corporations
                        Filed 09:00 AM 04/07/1998
                        981170482-2881376


STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
A STOCK CORPORATION

FIRST: The name of this corporation is ENGENYOUS TECHNOLOGIES
INC

SECOND: Its Registered Office in the State of Delaware is to be located at 1012 Center Road, in the city of Wilmington, County of New Castle Delaware. Zip Code 19805. The Registered Agent in chare thereof is Corporation Service Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.





FOURTH: The amount of the total authorized capital stock of this corporation is
Twenty Thousand Dollars ($ 20.000) divided into 20.000.000 shares of Dollars .001 each.

FIFTH: The name and mailing address of the incorporator are as follows:
    Name: Larry Reaves
    Mailing address: 1250 E Hallandale Beach Bld, Hallandale, Zip
Code 33009

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herien stated are true, and I have accordingly hereunto set my hand this 2nd day of April A.D. 1998.

                   /S/
Larry Reaves
                   Incorporator